Memorandum of Agreement

This Memorandum of Agreement (hereinafter referred to as "MOA," "the Agreement," or "the Contract") is made on April 28, 2015, by and between RadTek Co. Ltd. (Registration No.:314-81-41739) at 802, Yuseong-daero, Yuseong-gu, Daejeon, South Korea, (hereinafter "Party A" or "RadTek") and C&D Corporation Co. Ltd (Registration No.: 199-81-72340), a company duly incorporated under the laws of Republic of Korea, with its principal office at 6F Heohrhem Tower, 28 Seonreungro92gil, Kangnam-gu, Seoul, South Korea (hereinafter "Party B" or "C&D") for Business of International and Domestic IPTV Platform Establishment and Equipment Delivery Service (hereinafter "the Business").

Article 1 (Purpose of the Agreement)

RadTek and C&D will raise fund for the Business. RadTek, C&D, and the investors will establish a new Corporation (hereafter "the Corporation,") in US, share the stocks, pursue the Business and register its shares to be listed on the NASDAQ OTC Markets.

Article 2 (Performance of Each Party)

2.1 RadTek will raise fund over 2 million US$ in order to perform the Business to establish the Corporation in US and will register the stocks of the Corporation to be listed on the NASDAQ OTC Markets. The fund raisings can be promoted by steps in consideration of international and domestic investment environment.

2.2 RadTek will transfer all the contract, authorization, organization, man power, and related collaboration to the Corporation by the time when the stocks of Corporation are registered and listed to be tradable in NASDAQ OTC Market after the Corporation is established and merged with C&D.

2.3 C&D will provide right of implementation of all the exclusive licenses, patents, registered trademark, and registered service mark as listed below to RadTek. C&D also will provide its products, marketing support, and technical support to RadTek. After the Corporation is established, all the exclusive licenses, patents, registered trademark, and registered service mark as listed below will be granted to the Corporation. C&D will provide full-support to RadTek for the fund raising.

(1) Korean Patent Exclusive License Registration No. 10-1008753

(2) Korean Patent Exclusive License Registration No. 10-1026682

(3) Korean Patent Exclusive License Registration No. 10-1089933

(4) Korean Trademark, and Service Mark registration No. 45-0033827

Article 3 (Principles)

3.1 RadTek will only be able to use the fund related to the Business. RadTek is obligated to provide all the paper works and proofs when those are required from C&D in order to improve the transparency in the use of proceed.

3.2 C&D will not perform any new business operating activities on its own after the MOA is made between two parities. C&D is obliged to provide all the paper works and proofs related to the Business when those are required from RadTek.

3.3 The use of proceed is limited to the expenses related to marketing, sales activity, test bed establishment, test business performance related to the Business, service, and products provided by C&D.

Article 4 (Exclusivity)

The right of implementation is meaning that RadTek will perform the Business internationally and domestically including South Korea and US with exclusiveness under all the permissions granted to RadTek by C&D in this MOA which includes operation, sales, integration, and maintenance service activities related to the Business limited to the Laws of Republic of Korea and US.

Article 5 (Time)

The authority of exclusiveness start from the date of the MOA is signed and is effective until the date of the Corporation explained on Article 1 & 2 is listed on the NASDAQ OTC Market to be tradable in the Market.

Article 6 (Shares)

The ratio of the shares of the Corporation will be decided under agreement between RadTek, C&D and investors.

Article 7 (Duty of Each Party)

7.1 C&D is committed to the duties listed below

(1) C&D is obliged to notice RadTek before the contract is made if there is any fact that would affect the authority of RadTek.

(2) C&D is obliged to provide all the information regarding technology, production, operation, sales, and all the derivative technology based on C&D's know-how to RadTek.

(3) C&D is obliged to provide quality improvement, quality insurance, and continuous maintenance of production and delivery to RadTek

(4) C&D must notice RadTek without delay if any modification is planned or has been occurred related to this contract.

(5) C&D must reply RadTek without delay if there is any request of paper work or information related to patents, trademark, and service mark.

(6) C&D is committed to survive the Business. C&D will sincerely respond for RadTek if there is any legal conflict raised by 3rd party related to authority limit of RadTek.

(7) C&D must continuously pursue the Business in order to acquire intellectual properties besides the licenses listed above.

7.2 RadTek is committed to the duties listed below

(1) RadTek is committed to achieve the purposes of this contract

(2) RadTek cannot transfer any of exclusivity related to the Business to a 3rd party unless it is agreed with C&D due to operational difficulties of RadTek.

(3) RadTek will not set any lien, pledge, mortgages related to the Business and the exclusivity.

Article 8 (Ongoing Business)

8.1 C&D will set all the business cooperation with any 3rd Party to be transferred to RadTek.

8.2 C&D will set all the integration business with any 3rd Party to be transferred to RadTek.

8.3 All the press release, submitted proposal, product introduction, business introduction, homepage of C&D, which are made before the contract, remain but will not affect the maintenance of this Contract. However all newly created materials and development related to the Business will be released under the name of RadTek after this Contract.

Article 9 (Disclosures)

9.1 All the information, materials, patents, trademarks, service mark, and exclusivities, and those will be created in the future which are related to the Business cannot be transferred to any 3rd Party unless it is related to the implementation of the Contract.

9.2 This article remains although the Contract is terminated or expired.

Article 10 (Cooperation)

10.1 The contractors will inform each other and cooperate to eliminate if there is any invasion of authority of the patents, trademarks, service marks related to the Business by 3rd Party.

10.2 If there is new technical improvement related to the Business, the patents will be applied by the new Corporation. And if the Contract is terminated before the establishment of the Corporation, the patents will be registered under the authority of C&D.

10.3 If there is any new technical implementation related to the Business, it will be considered that all the activities are implemented for the purpose of the Business. The

terms in the contract may be modified due to the economic reasons under agreement between both parties.

10.4 If there is need of manpower from C&D for technical and sales support to RadTek, labor transfers may be allowed then the detached employee will be noticed as RadTek's affiliation to any 3rd Party.

Article 11 (Termination)

11.1 If there is any false report or any illegal activity is found guilty, the contract can be terminated by any party who is not guilty and the party can claim for compensation of damages occurred by guilty party.

11.2 The Agreement may be terminated if any party does not follow the terms listed in the agreement. If a party wishes to terminate the contract due to the reason above, written notice must be sent 1 month prior to the termination. Then the party can claim for compensation of damage to another.

11.3 The Agreement may be terminated when both parties agree in impossibility of their mutual purposes.

11.4 RadTek can terminate the Contract if any of the item listed below is found.

(1) Any patent, exclusive license, and know-how cannot be technically commercialized.

(2) The information related the Business from C&D is false.

(3) Impossibility of performance due to invalidity, any legal conflict related to authority limit of C&D.

11.5 C&D can terminate the Contract if any of the item listed below is found.

(1) RadTek fails to raise fund for the Business

(2) RadTek renounces the Business without specific reasons.

11.6 Any property, intellectual property or authority given related to the Business will be returned to original owners when the Agreement is terminated.

Article 12 (Governing Law)

This Agreement and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this Agreement directly or indirectly shall be governed by and construed in accordance with the laws of the Republic of Korea and judge of Seoul Central District Court.

Article 13 (Use of Information)

All the exchanged information shall be used for the purposes of the Agreement. If any information of each party is given another's employee or director, permission is required before the disclosure and the use must be limited to the purposes of the Agreement.

Article 14 (Interpretation of the Contract)

Any issue raised between the Parties must be treated pursuant to a courtesy in consultation with the spirit of mutual equality and mutual benefit. If the issue cannot be solved, it will follow the Article 12 stated above.

Article 15 (Effectiveness)

The Agreement is effective from the date of the both parties signed. The contract will be expired when conditions of Article 1 & 2 are fulfilled.

Article 16 (Special Terms)

The articles above are general terms and the special terms are stated as below. If there is similarity between general and special terms, special terms shall be effective first.

16.1 Both Parties guarantee the contract has been properly proceeded under the Article of each company and related laws.

16.2 Both Parties hereunder agree on the Contract. 2 copies will be signed and each copy will be stored by each Party.

Date: April. 28, 2015

RadTek Co., Ltd
802, Yuseong-daero, Yuseong-gu, Daejeon, South Korea
www.radtek.co.kr
CEO: Jaechan Kim

C&D Corporation Co. Ltd
6F Heohrhem Tower, 28 Seonreungro 92 gil, Kangnam-gu, Seoul, South Korea,
www.cndroot.com
CEO: Daeyong Im